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                                                                      Exhibit 12

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                 For the Nine
                                                 Months Ended
                                                    March 31,                For the years ended June 30,
                                                     2003               2002         2001         2000         1999
                                                 -------------     -------------------------------------------------
Pretax income from continuing operations             $ 121,269       $ 152,676    $ 177,206    $ 177,055   $ 197,719
Distribution of earnings from
  unconsolidated affiliates                              6,125             639          527        4,220         840
Fixed charges                                           36,141          50,459       64,553       57,907      57,744
                                                 -------------     -------------------------------------------------

Earnings                                             $ 163,535       $ 203,774    $ 242,286    $ 239,182   $ 256,303

Interest                                             $  34,311       $  47,831    $  61,576    $  56,869   $  56,837
Amortization of premiums and other                       1,830           2,628        2,977        1,038         907
                                                 -------------     -------------------------------------------------

Fixed Charges                                        $  36,141       $  50,459    $  64,553    $  57,907   $  57,744

Ratio of Earnings to Fixed Charges                        4.52            4.04         3.75         4.13        4.44